Exhibit 99.1

NEWS ANNOUNCEMENT   For Immediate Release

Nexstar Broadcasting ENTERS INTO DEFINITIVE AGREEMENT

to Acquire FOUR WEST VIRGINIA NETWORK AFFILIATED TELEVISION

STATIONS FOR $130 MILLION IN ACCRETIVE TRANSACTION

2015/2016 Free Cash Flow Guidance Raised to Reflect Transaction Accretion

IRVING, Texas (November 17, 2015) - Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar” or “the Company”) announced today that it entered into a definitive agreement to acquire the assets of three CBS- and one NBC-affiliated television stations serving Charleston/Huntington, West Virginia (DMA #67), Wheeling, West Virginia/Steubenville, Ohio (DMA #157), Bluefield/Beckley, West Virginia (DMA #160) and Clarksburg/Weston, West Virginia (DMA #169) markets for $130.0 million from West Virginia Media Holdings LLC (“WVMH”). The proposed acquisition is expected to be immediately accretive to Nexstar’s operating results.

Under the terms of the agreement, Nexstar will enter into a Time Brokerage Agreement (“TBA”) with WVMH effective upon receipt of Hart-Scott-Rodino (“HSR”) clearance, whereby it will receive the stations’ broadcast cash flow and pay an annual fee to WVMH. The TBA will extend until the broadcast assets and FCC licenses are transferred, which is expected to occur in late 2016. Nexstar intends to finance the transaction with cash generated from operations and borrowings under its senior credit facilities.

	City of License	Market Rank	Station	Affiliation
1	Charleston/Huntington, WV	67	WOWK	CBS
2	Wheeling, WV/Steubenville, OH	157	WTRF(1)	CBS
3	Bluefield/Beckley, WV	160	WVNS(2)	CBS
4	Clarksburg/Weston, WV	169	WBOY(3)	NBC

(1) WTRF’s D2 and D3 channels broadcast MyNetworkTV and ABC programming, respectively

(2) WVNS’ D2 channel broadcasts FOX programming

(3) WBOY’s D2 channel broadcasts ABC programming

The planned acquisition of these stations from WVMH further broadens Nexstar’s local television broadcasting and digital media platform with stations that are geographically complementary to the Company’s operating base while presenting significant financial and operating synergies.  According to the 2014 BIA Kelsey Television Yearbook, three of the four stations being acquired have the #1 or #2 revenue shares in their respective markets.

Upon closing this and other previously announced transactions, Nexstar’s portfolio of stations that it owns, operates, programs or to which it provides sales and other services, will increase to 115 television stations serving 62 markets in 25 states, reaching approximately 20.5 million television households or 18.1% of all U.S. television households.

In the 2015/2016 cycle, the acquired stations are expected to generate approximately $15 million in free cash flow and are expected to provide free cash flow accretion in the 2015/2016 cycle of approximately $0.23 per share per year (definitions and disclosures regarding non-GAAP financial information are included later in this announcement). The purchase price for the four stations represents a multiple of approximately 6.3 times the expected average 2015/2016 broadcast cash flow of the acquired stations after giving effect to anticipated operating improvements and synergies identified by Nexstar.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “By adhering to our disciplined acquisition criteria, we are acquiring these four stations at an attractive pro-forma multiple of broadcast cash flow and have identified significant synergies with well-defined paths to realization.  The West Virginia markets, and the eastern Ohio reach of one of the stations, represent a natural complement to our existing operations in the mid-Atlantic region of the United States, with the added benefit of having high levels of political advertising activity.  Reflecting Nexstar’s projected year-one operating and financial synergies we are acquiring these stations at an attractive pro-forma multiple of approximately 6.3 times average 2015/2016 adjusted broadcast cash flow, which is consistent with other recent Nexstar transactions.

“As a result, pro-forma for the completion of all announced and completed transactions, we are increasing Nexstar’s projected 2015/2016 free cash flow to approximately $482 million, or average pro-forma free cash flow of approximately $7.85 per share per year, in the current two year period.  Notably, from a balance sheet perspective, the transaction does not alter our expectation that Nexstar will end 2016 with net leverage in the mid/high-3x range.

“Reflecting this and other pending transactions, Nexstar has acquired 66 television stations and four digital media businesses since 2011 for approximately $1.3 billion.  Significantly, all of these transactions are accretive to free cash flow and strategically diversify our revenue and operating base.  We expect to remain active with our M&A initiatives as our corporate, broadcast and digital media management teams have built excellent records of integrating and realizing the forecasted synergies and efficiencies from our numerous transactions and platform building strategy.  We continue to expect that our platform growth, expanding distribution and digital media revenue, the return of political advertising revenue in 2016 and our focus on our balance sheet, cost of capital and leverage will allow us to extend our record of enhancing shareholder value on a near- and long-term basis.”

Bray Cary, Chief Executive Officer, West Virginia Media Holdings, Inc. said, “Nexstar is an industry leader and the sale of WV Media stations to Nexstar will broaden and strengthen the West Virginia media network we started 14 years ago. With Nexstar's WHAG-TV (Hagerstown, MD) station added to the list, the new network of stations will be able to provide all of our viewers coverage from West Virginia’s fastest growing area, the Eastern Panhandle.  The additional non-stop news from the eastern Panhandle and Washington, DC area will truly create the largest and only true statewide news and marketing network.  In addition, Nexstar has emerged as an innovative leader in the digital space which will create unique opportunities for our advertisers and marketing partners. This is a company that knows West Virginia as Mr. Sook worked at WOWK-TV early in his career and is an alumnus of Ohio University.”

The TBA with WVMH is subject to HSR approval and is expected to close in December 2015, with the station license assets subject to FCC approval and expected to close in late 2016.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter), net loss on asset disposal and non-cash representation contract termination fee, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), net loss on asset disposal, non-cash compensation expense and non-cash representation contract termination fee, less payments for broadcast rights, cash interest expense, capital expenditures and net operating cash income taxes.

Broadcast cash flow, Adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 106 television stations and related digital multicast signals reaching 57 markets or approximately 17.3% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, LATV, Estrella, This TV, Weather Nation Utah, Movies! and News/Weather. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provide sales and other services to 115 television stations and related digital multicast signals reaching 62 markets or approximately 18.1% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

George Manahan
Spokesperson
West Virginia Media Holdings
304/546-6174